Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of December, 2006 by and between NEW YORK COMMUNITY BANCORP, INC., a Delaware corporation, and MICHAEL F. MANZULLI (the “Executive”), a resident of the State of New York.

WHEREAS, the Executive is presently employed by the Company as Chairman of the Board of Directors; and

WHEREAS, the Executive has advised the Company that he desires to retire from his position; and

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms of the Executive’s retirement and certain other restrictions, covenants and agreements of the Executive and the Company;

NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants, agreements and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Retirement

The Company and the Executive hereby agree that, effective as of December 31, 2006 (the “Retirement Date”), the Executive shall retire from his position as Chairman of the Company and as a member of the Board of Directors of the Company. The Executive agrees that he will continue to serve in a nonemployee capacity as Chairman of the divisional board of directors (the “Divisional Board”) of the Richmond County Savings Bank Division of New York Community Bank and as Chairman of the Real Estate Committee of such Board. In addition, the Executive agrees to serve as a director of any affiliate of the Company upon such designation.

2.	Salary Continuation; Treatment of Benefits

(a) Salary Continuation. In recognition of the Executive’s valuable services as a key executive of the Company, the Company hereby agrees to provide the Executive with an additional retirement benefit in the form of an annual salary continuation benefit of $750,000, payable in substantially equal installments in accordance with the Company’s customary payroll practices, commencing on January 1, 2007 and continuing through December 31, 2009.

(b) Health Insurance; Other Benefits During the period January 1, 2007 through December 31, 2009, the Executive shall continue to participate in the same health insurance program as the Company generally makes available to its employees and on the same terms as such coverage is made available to the Company’s senior executive employees. In addition, during the period January 1, 2007 through December 31, 2009, the Executive shall be provided with the same perquisites as were made available to the Executive immediately prior to his retirement.

(c) Stock Options. For purposes of any continuing service requirement applicable to unexercised Company stock options held by the Executive as of the Retirement Date, the Executive’s service as a Chairman of the Divisional Board shall be considered continuing service with the Company and its affiliates.

(d) Other Plans or Agreements. This Agreement shall not affect the rights of the Executive under any other plans of the Company or its affiliates or any agreement with the Executive to which the Company or an affiliate is party and such rights shall be determined solely by reference to the terms of such plan or agreement.

(e) Taxes. The Company shall be entitled to withhold from the Executive’s salary continuation benefits all applicable income, employment, social security and other taxes.

(f) Death of Executive. Except as provided in this Section 2(f), this Agreement shall terminate upon the death of the Executive, and the Company shall have no further obligation hereunder to the Executive or his beneficiaries, except that (i) the Executive’s surviving spouse (or, if none, the Executive’s estate) shall be entitled to receive the monthly installment payment due, if not previously paid, for the month in which the Executive’s death occurred and (ii) if a Change in Control has occurred prior to the Executive’s death but prior to the Executive’s receipt of the payment described in Section 4 of this Agreement, such payment shall be made to the Executive’s surviving spouse (or, if none, to his estate).

3.	Confidential Information; Noncompetition; Nonsolicitation

(a) Confidentiality. The Executive will not disclose to any other Person (as defined in Section 3.2(c)) (except as required by applicable law or in connection with the performance of the Executive’s duties and responsibilities hereunder), or use for the Executive’s own benefit or gain, any confidential information of the Company or any affiliate obtained by the Executive incident to the Executive’s employment with the Company or its affiliates. The term “confidential information” includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Company or its affiliates but does not include any information which has become part of the public domain by means other than the Executive’s failure to honor the obligations hereunder.

(b) Noncompetition. Executive agrees that, for the period January 1, 2007 through December 31, 2009 (the “Noncompete Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, whether or not for compensation, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend the Executive’s credit to, or render services or advice to, any business, including a savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution (including, without limitation, a de novo financial institution in its organizational phase), or any direct or indirect subsidiary or affiliate of such entity, whose products or activities compete or would compete in whole or in part with the products or activities of the Company or its affiliates within a twenty-five (25) mile radius of any of the offices of Company or any of its affiliates in existence as of the date hereof and as of the date of the Executive’s termination of employment, provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise). The Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. In the event of a breach by the Executive of any covenant set forth in this Section 3(b), the term of such covenant will be extended by the period of the duration of such breach.

(c) Nonsolicitation. During the Noncompete Period, the Executive will not, directly or indirectly, either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, (ii) in any way interfere with the relationship between the Company or its affiliates and any employee of the Company or its affiliates, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or its affiliates, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or its affiliates. During the Noncompete Period, the Executive will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to the Executive to be a customer of the Company or its affiliate, whether or not the Executive had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Company or its affiliates. For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

4.	Effect of a Change in Control

In the event of a Change in Control (as defined below) during the period January 1, 2007 to December 31, 2009, the Executive’s salary continuation period (as specified in Section 2(a)) shall end as of the effective date of the Change in Control and, in lieu of any other benefits under this Agreement, the Executive shall receive a lump sum payment within five (5) business days of such date equal to three (3) times the annual salary continuation benefit under this Agreement (at the annual rate in effect under Section 2(a)). In addition, as of the effective date of the Change in Control, the expiration date of the Executive’s Noncompete Period, as specified in Section 3(b), shall be fixed at the third anniversary of the Change in Control. For purposes of this Agreement, “Change in Control” shall have the same meaning as under the Company’s 2006 Stock Incentive Plan under the provisions in effect on the Retirement Date.

5.	Tax Indemnification

(a) “Covered Benefits” shall mean any payment or benefit paid or provided to the Executive by the Company or any affiliate or any successor in interest to the Company (whether pursuant to this Agreement or otherwise) that will be (or in the opinion of Tax Counsel (as defined below) might reasonably be expected to be) subject to any excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that at any time the Executive shall receive any Covered Benefits, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes on the Gross-Up Payment, shall be equal to the Excise Tax on the Covered Benefits. For purposes of determining the amount of such Excise Tax on the Covered Benefits, the amount of the Covered Benefits that shall be taken into account in calculating the Excise Tax shall be equal to (i) the Covered Benefits, less (ii) the amount of such Covered Benefits that, in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), are not parachute payments (within the meaning of Section 280G(b)(1) of the Code). For purposes of this Section 5 the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Executive’s termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, all determinations required to be made under this Section 5 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive and Company, absent manifest error.

(b) The Company shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, reasonable accountant’s fees, interest, fines and penalties of any kind) which the Executive incurs as a result of any administrative or judicial review of the Executive’s liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of the Executive’s liability for the Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any of the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Company. The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement or otherwise is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of the Executive’s liability under Section 4999). The Company may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Company) and the Executive shall cooperate fully with the Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company. In the event that the Company elects not to assume control over such matters, the Company shall promptly reimburse the Executive for all expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.

6.	Miscellaneous

(a) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, executors, representatives, successors and assigns;

(b) Waiver. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

(c) Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.

(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

(e) Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein; provided, however, if any provision of Section 3 of this

Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration, geographic restriction or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration, geographic restriction or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

(g) Construction. This Agreement shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.

(h) Entire Agreement. This Agreement, and the plans, programs, policies, procedures, rules and agreements referenced herein, constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof and thereof, and supersede all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and thereby. The Executive acknowledges and agrees that, as of the Retirement Date, his Employment Agreement with the Company shall be terminated and, thereafter, shall be without force or effect.

(i) Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein shall include any other gender, as the context requires. Unless expressly provided otherwise, all references in this Agreement to days shall mean calendar, not business, days.

(j) Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York without giving effect to its principles of conflicts of laws.

(k) The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the County of Nassau, New York (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, excluding a transcript, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the Executive prevails on a claim for which attorney’s fees are recoverable under the Agreement). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

(l) In the event any dispute or controversy arising under or in connection with this Agreement is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (i) all legal fees and expenses incurred by Executive in resolving such dispute or controversy, and (ii) any benefits due Executive under this Agreement.

(m) Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Executive at the Executive’s last known address in the records of the Company or, in the case of the Company, at its main office, attention to the office of the Chief Executive Officer, with a copy to the general counsel.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.

NEW YORK COMMUNITY BANCORP, INC. By: /s/ Joseph R. Ficalora Its: President Attest: /s/ Robert Wann	EXECUTIVE /s/ Michael F. Manzulli Michael F. Manzulli